                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of report (Date of earliest event reported): July 25, 2007

                       NATIONAL BEEF PACKING COMPANY, LLC
             (Exact Name of Registrant As Specified in Its Charter)

         Delaware                      333-111407                 48-1129505
(State or other jurisdiction    (Commission File Number)        (IRS Employer
     of incorporation)                                       Identification No.)

               12200 North Ambassador Drive, Kansas City, MO 64163
              (Address of Principal Executive Office and Zip Code)

       Registrant's telephone number, including area code: (800) 449-2333

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17
CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR
240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Amended Senior Credit Facility

     Effective July 25, 2007, National Beef Packing Company, LLC (the "Company")
amended its existing senior credit facility with various issuers and lenders.
Coöperatieve Centrale Reiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New
York Branch, serves as Documentation Agent, and CoBank, ACB, serves as Lead
Arranger, Syndication Agent, Swing Line Lender and Administrative Agent.

     The facility now consists of a term loan of approximately $202.6 million that matures in May 2016 and a $200.0 million revolving line of credit loan that matures in July 2012, that is subject to certain borrowing base limitations. At the closing of the transaction, the Company had approximately $202.6 million outstanding under the term loan and $40.4 million outstanding under the revolving loan with an additional $52.4 million of the revolving loan being used in the form of letters of credit.

     Borrowings under the facility bear interest at LIBOR or the Base Rate, plus the applicable margin. The applicable margin for the revolving line of credit will be based on borrowing base availability with grids greater than $150.0 million, $50.0 to $150.0 million and less than $50.0 million. The applicable margin for the Company's term loan was also revised to a grid basis with different margins for Funded Debt to EBITDA Ratios greater than 3.50 to 1.00 and less than 3.50 to 1.00.

     The revolving line of credit and the term loan will have no financial covenants unless the borrowing base availability is less than $50.0 million for five consecutive business days or less than $35.0 million on any single business day during any fiscal quarter. If the borrowing base availability falls below these amounts, a fixed charge ratio of 1:15 to 1:00 must be maintained at the end of each subsequent fiscal quarter until the borrowing base availability has been greater than or equal to $50.0 million for 90 consecutive days. The advance rates under the borrowing base have increased to 90% on eligible accounts and
70% on eligible inventory.

     The borrowings under the revolving loan are available for the Company's working capital requirements, capital expenditures and other general corporate purposes. The amended and restated credit facility is secured by a first priority lien on substantially all of the Company's assets. The principal amount outstanding under the term loan is due and payable in equal installments of approximately $3.5 million on the last business day of each June and December commencing on June 30, 2011. All outstanding amounts of the term loan are due and payable on May 30, 2016. Prepayment is allowed at any time.

     The amended and restated credit facility contains customary affirmative covenants, including, without limitation, conduct of business, the maintenance of insurance, compliance with laws, maintenance of properties, keeping of books and records, and the furnishing of financial statements. The facility also contains customary negative covenants, including without limitation, restrictions on the following: distributions, mergers, sale of assets, investments and acquisitions, encumbrances, indebtedness, affiliate transactions, and ERISA matters.

     The amended and restated credit facility contains customary events of default, including without limitation, failure to make payment when due, materially incorrect representations and warranties, breach of covenants, events of bankruptcy, default of other indebtedness that would permit acceleration of such indebtedness, the occurrence of one or more unstayed or undischarged judgments in excess of $3.0 million, changes in custody or control of the
Company's property, changes in control of the Company, the failure of any of the loan documents to remain in full force, and the Company's failure to properly fund its employee benefit plans. The facility also includes customary provisions protecting the lenders against increased cost or loss of yield resulting from changes in tax, reserve, capital adequacy and other requirements of law.

     The foregoing is a summary of the terms of the Sixth Amended and Restated
Credit Agreement. This summary is qualified in its entirety by reference to the full text of the Sixth Amended and Restated Credit Agreement, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation.

     The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

     (c)  Exhibits. The following exhibit is hereby filed:

     10.1 The Sixth Amended and Restated Credit Agreement dated as of July 25,
          2007 by and among the Company and certain agents, lenders and issuers.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       National Beef Packing Company, LLC
Date:  July 31, 2007

                                       By:  /s/ Jay D. Nielsen
                                          --------------------------------------
                                            Jay D. Nielsen, Chief Financial
                                            Officer